Exhibit 99.1

Summary of Terms of
USG/Citigroup Loss Sharing Program

Loss Sharing Program
•          On November 23, 2008, Citigroup entered into a loss sharing program with the U.S. Department of Treasury (“Treasury”), The Federal Deposit Insurance Corporation (“FDIC”), and the Federal Reserve Bank of New York (the “Federal Reserve” and, together with Treasury and FDIC, “USG”)
•          On January 15, 2009, Citigroup and USG entered into definitive agreements with respect to the loss sharing program

Covered Asset Pool
•          $301 billion of assets[1] including loans and securities backed by residential and commercial real estate, consumer loans and other assets as agreed by Citigroup and USG.  A description of the assets in the covered asset pool can be found at www.citigroup.com
•          The covered asset pool does not include any hedges

Loss Coverage Period	• 5 years for non-residential assets • 10 years for residential assets
Citigroup First Loss Position
•          $29 billion (as agreed on November 23, 2008), plus $1 billion in exchange for excluding benefits from hedges, plus $9.5 billion existing loan loss reserve, for a total Citigroup first loss position of $39.5 billion

Second Loss Position	• Absorbed 90% by Treasury, up to its advance of $5 billion, and 10% by Citigroup
Third Loss Position	• Absorbed 90% by FDIC, up to its advance of $10 billion, and 10% by Citigroup
Federal Reserve Loan
•          If covered losses exceed Citigroup’s first loss position plus approximately $16.7 billion (of which $15 billion will have been absorbed by Treasury and FDIC), the Federal Reserve extends a loan to Citigroup in an amount equal to the aggregate value of the remaining covered asset pool as determined in accordance with the loss sharing program (i.e., after reductions for dispositions, pay-downs, realized losses, etc.)
•          Following the loan, as losses are incurred on the remaining covered asset pool, Citigroup is required to immediately repay 10% of such losses to the Federal Reserve

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1 Reduced from $306 billion based primarily on adjustments in valuations of certain assets as of November 21, 2008.

Federal Reserve Loan
•          The Federal Reserve loan is non-recourse to Citigroup, other than with respect to the repayment obligation referenced above and interest on the loan.  The loan is recourse only to the remaining covered asset pool which is the sole collateral to secure the loan
•          Interest accrues at OIS plus 300bps on the outstanding principal amount of the loan for the period between the date the loan is made through November 20, 2018 (which period may be extended by the Federal Reserve for 1 year)

Calculation of Losses
•          Loss sharing covers realized losses on the principal amount of the covered assets (e.g., charge-offs, dispositions and failure to pay principal, etc.)
•          Reserves when taken and marks when made are not covered but losses on those assets will be covered when realized
•          Loss sharing is determined on a portfolio basis (i.e., gains and recoveries relating to the covered assets are netted against covered losses across all assets in the portfolio)

Fee for Loss Coverage
•          $7.059 billion of 8% cumulative perpetual preferred stock ($4.034 billion to Treasury and $3.025 billion to FDIC) and a warrant to Treasury to purchase 66,531,728 million shares of common stock at a strike price of $10.61 per share
•          The preferred stock is substantially similar to the preferred stock issued on December 31, 2008. The term sheet can be found at www.citigroup.com.
•          The warrant is substantially similar to the warrant issued on December 31, 2008. The term sheet can be found at www.citigroup.com

Post-Signing Confirmation Process
•          Composition of covered asset pool, amount of first loss position and fee for loss coverage subject to final confirmation by USG of, among other things, qualification of assets, expected losses and reserves

Management of Covered Asset Pool
•          The definitive agreements include guidelines for governance and asset management with respect to the covered asset pool, including reporting requirements and notice and approval rights of USG at certain thresholds.  If covered losses exceed $27 billion, USG parties have the right to change the asset manager for the covered asset pool